STRATEGIC REALTY TRUST

66 Bovet Road
Suite 100
San Mateo, CA 94402
650-343-9300
SRTREIT.com

SHAREHOLDER NEWSLETTER

November 15, 2016


BOBA GUYS
8 Octavia Street – San Francisco

Important Dates

Most Recent 10Q Filing 11/15/2016
Next 10K Filing Deadline 3/31/2017

Next Shareholder Newsletter 3/31/2017

Last Distribution Payment 10/31/2016
Next Distribution Payment * 1/31/2017

* If declared by the Board of Directors

Dear Fellow Shareholder,

We are excited about the future for Strategic Realty Trust as we continue to make progress with the Company's strategic plan, which is to:

- Build a core portfolio of high quality urban retail properties with solid growth prospects and strong predictable cash flows with visible value appreciation characteristics.
- Build a value-add joint venture platform to provide higher returns and to create scale for the Company.

Exciting New Urban Retail Acquisitions

Since the beginning of the year we have acquired five new urban retail properties in our core markets of San Francisco and Los Angeles . We are currently in contract or under letter of intent to acquire three more urban retail properties , of course there is no guarantee they will close.

Two of the properties are located in the Hayes Valley submarket of downtown San Francisco and one is in the Silver Lake submarket of Los Angeles between Hollywood and Downtown Los Angeles. The San Francisco acquisitions are important as they add to our two other Hayes Valley San Francisco assets, this provides for a larger market presence which shows our ability to create scale and add to our urban model.

Visible Value Appreciation Characteristics

The properties are high quality that clearly fit our strategic vision; they are extremely well located in high density urban settings with strong demographics, with high pedestrian and vehicle traffic.

Location Characteristics:

- ✓ Above average household income
- ✓ Dense population base
- ✓ High demand in fill locations
- ✓ High barrier to entry sub markets with little new supply

Investment Features:

- ✓ Strong cash and occupancy
- ✓ Internet resistant retailers
- ✓ Good rent growth prospects
- ✓ Low ongoing capital needs


CHASE
Fulton Street Shops – San Francisco

1

SHAREHOLDER NEWSLETTER                                        November 15, 2016 2 Existing Portfolio Currently we have eight of the original properties left in the portfolio.  Recently we were able to renew Old Navy and TJ Maxx, the two largest  tenants at Pinehurst Square East in Bismarck, ND and have begun marketing the property for sale and are targeting an early first quarter 2017  sale.  We are also marketing Woodland West in Arlington, TX now that the loan secured by the property is open for prepayment in January  and is due in March of 2017.   At Topaz Marketplace, we recently signed a lease with Kaiser Permanente for a health clinic.  Kaiser will be taking most of the space vacated  by the Fresh and Easy grocery store. The property is more of a strip center design and layout than a typical grocery anchored center so we do  not need a grocery anchor for the center to work.  Once Kaiser is open and operating we will  begin to market the property for sale. The remaining five properties serve as collateral for one cross collateralized CMBS (securitized mortgage) loan and that loan matures in July of  2019.  As you may recall this loan essentially requires a full payoff to sell any of the properties and requires a yield maintenance payment to  the lender (prepayment fee).  Earlier this year we looked at whether or not it made sense to pay this off early and determined that the  prepayment costs would be over $3 million and it would make sense to hold these assets until the prepayment cost is substantially lower or  zero.   We are very pleased with our overall progress. As the largest shareholder, our goals are aligned with yours and we will continue to work  diligently to create shareholder value.  Please visit our website as we post a new newsletter every quarter and you can access any of our  public filings with the SEC.  Sincerely. Strategic Realty Trust, Inc. Andrew Batinovich CEO Strategic Realty Trust is a non‐traded real estate investment trust and is focused on building a portfolio of high quality urban and street retail properties in the  major west coast markets.  In addition the Company has an active value‐add joint venture platform with institutional partners. Strategic Realty Trust and its  affiliates own 30 properties with over 2,250,000 square feet.  For more information please visit the Company’s website at www.srtreit.com.  The Company is  advised by SRT Advisors, LLC an affiliate of Glenborough, LLC.  Glenborough also acts as the Company’s property manager.  For more information please visit  Glenborough’s website at www.glenborough.com Joint Venture Platform Performing Well Our joint ventures are performing well, generating strong cash  distributions and solid property appreciation.   We have sold five  properties from our second venture at attractive prices.  The venture  acquired these five assets for a purchase price of $23,056,000 and  sold them for a combined sales price of $26,828,750 or an increase  of $3,772,750.   8 Octavia  – San Francisco 3032 Wilshire Blvd – Santa Monica, CA Gelson’s – Los Angeles 400 Grove Street – San Francisco